Exhibit 99.1

Callon Petroleum Company Retains Advisor For Sale Of Medusa And Receives Borrowing Base Increase

Natchez, MS (April 29, 2013) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that its Board of Directors has authorized the marketing of the Company's 15% working interest in the Medusa deepwater field and 10% interest in Medusa Spar LLC to prospective buyers.

“The past three and a half years have been truly transformational for our organization and our asset base, firmly establishing Callon's operations in the Permian Basin,” commented Fred Callon, Chairman and CEO. “Our decision to evaluate alternatives for our last remaining deepwater asset is the result of a comprehensive review of our portfolio of identified drilling locations and other prospective acreage over the last several months. Although Medusa is a high-quality oil field with near-term drilling potential, we believe that our Permian position presents a significant opportunity for increased capital allocation to accelerate our drilling program and value creation for shareholders. In addition, a potential sale transaction would provide us with the financial strength and flexibility to pursue complementary Permian basin acquisitions with an improved overall cost of capital.”

Callon has engaged Jefferies LLC as its advisor to pursue the monetization of its interest in the Medusa field and related assets.

In addition, the Company has received lender commitments to increase the borrowing base under its $200 million revolving credit facility by 15% to $75 million. The next redetermination is scheduled to occur in the third quarter following the preparation of mid-year reserves.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are identified by the words “expects,” “intends,” “plans” and words of similar import, and include statements regarding deepwater strategic plans, future capital expenditures, future acquisitions, and the Company's drilling and other future evaluation plans. These statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are changes in commodity prices, results of our drilling program and other risks discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294